Exhibit 10.1

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of                  , 201     by and between Ladder Capital Finance LLC, a Delaware limited liability company (the “Company”), and [EXECUTIVE’S NAME] (“Executive”).

WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth, among other things, the terms of Executive’s employment with the Company during the Employment Period (as herein defined).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Position and Employment. The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, to serve as the Company’s [EXECUTIVE’S TITLE] upon the terms and subject to the conditions as set forth in this Agreement for the period beginning on the Commencement Date and ending on the earliest to occur of (i) Executive’s death, (ii) Executive’s disability, (ii) termination of Executive’s employment with the Company by the Company in accordance with Section 4 below and (iv) termination of Executive’s employment with the Company as a result of a resignation by Executive in accordance with Section 4 below (such period shall be referred to as the “Employment Period”). For purposes of this Agreement, “Commencement Date” means [the date hereof / on or about                     , on which date Executive shall commence Executive’s employment with the Company].

2. Reporting, Duties, and Other Covenants.

(a) Reporting. During the Employment Period, Executive shall report to the Company’s [chief executive officer (the “Chief Executive Officer”)] or such other senior executive as may be designated by (i) the Board of Directors of the Company’s ultimate parent, Ladder Capital Finance Holdings LLLP (“Holdings”) or, if the Company ceases to be a direct or indirect subsidiary of Holdings, then the Board of Directors of the Company (in either case, the “Board” and collectively, the “Boards”) and/or (ii) the [Chief Executive Officer].

(b) Duties. During the Employment Period, Executive shall serve the Company as [EXECUTIVE’S TITLE] and shall have the normal duties, responsibilities and authority of a [EXECUTIVE’S TITLE], subject to the power of the Company’s Chief Executive Officer, such person’s direct report (if other than the Company’s Chief Executive Officer) and the Board to expand such duties, responsibilities and authority and to identify specific decisions or actions that require consultation with, or the consent of, the Company’s Chief Executive Officer, such direct report and/or the Board.

(c) Executive Covenants.

(i) Executive acknowledges and agrees that during the Employment Period Executive will be subject to and will comply with the policies and procedures of the

Company, as may be established, amended, or terminated from time to time, including those generally applicable to senior management employees of the Company, and specifically including the Company’s policy prohibiting employees (and, for the avoidance of doubt, former employees during any Severance Period) from joining or participating in professional networks that constitute “Executive Councils” as that term is defined in such policy (the “Professional Network Policy”).

(ii) Subject to Section 3(d), during the Employment Period, Executive shall devote Executive’s full business time and attention to the business and affairs of the Company, Holdings, and their respective subsidiaries, whether currently existing or hereafter acquired or formed (collectively, the “Ladder Companies”).

(iii) The Company may apply for, obtain, and maintain a key man life insurance policy in the name of Executive, the beneficiary of which shall be the Company. Executive shall submit to reasonable physical examinations and answer reasonable questions as may be required in connection with the application and, if obtained, the maintenance of, such insurance policy.

(d) Company Covenants.

(i) [During the Employment Period, the Company shall obtain and maintain director’s and officer’s insurance for Executive (in such amounts as are customary for executives of businesses of size and nature comparable to that of the Company). In the event any such insurance policy is terminated for any reason, the Company shall give timely notice to Executive of such termination and shall promptly obtain an appropriate replacement policy. To the extent that there is any gap in coverage of such insurance policy, the Company agrees to defend, indemnify and hold Executive harmless, to the maximum extent permitted by law, in accordance with the indemnification provisions set forth in Section 8 hereof.]

(ii) [During the Employment Period, Executive may continue to engage in charitable activities so long as such charitable work does not interfere with the fulfillment of Executive’s duties under this Agreement.]

(iii) [Following the Commencement Date, the Company shall promptly pay Executive’s reasonable out-of-pocket expenses incurred prior to the Commencement Date, in connection with the negotiation and preparation of this Agreement, any predecessor term sheets, any incentive equity agreements contemplated by the parties and legal advice related to any such documents.]

3. Base Salary and Benefits.

(a) Base Salary. Executive’s base salary shall be in an amount set by the Board, but under no circumstances will be less than $        per annum (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding and other customary deductions.

(b) Bonus. Subject to Section 4, after each fiscal year during the Employment Period, Executive shall be eligible to participate in any bonus pool as may be established from time to time by the Board or the compensation committee of the Board (the “Compensation Committee”) in its sole discretion (any payment made to Executive from any such bonus pool shall be referred to herein as a “Year End Bonus”). The amount of any Year End Bonus shall be determined by the Board, after receiving the recommendations of the Compensation Committee; provided that (i) Executive’s targeted Year End Bonus for the fiscal year ending December 31, [201    ] shall be [$        ] and (ii) any Year End Bonus paid for the Company’s fiscal year ending December 31, [201    ] shall be pro rated based on the number of days during such fiscal year with respect to which the Employment Period shall have occurred. In determining the amount of any Year End Bonus for any particular fiscal year of the Company, the Compensation Committee and the Board shall give consideration to both Executive’s individual performance during such fiscal year as well as the overall financial performance of the Ladder Companies for such fiscal year (including, without limitation, how such overall financial performance of the Ladder Companies for such fiscal year compares to the budgeted financial performance of the Ladder Companies for such fiscal year). The Year End Bonus, if any, shall be payable no later than February 15th of the fiscal year following the fiscal year with respect to which such Year End Bonus shall have accrued. Executive acknowledges and agrees that the Company has not guaranteed the payment of any Year End Bonus, and that any Year End Bonus that may be paid by the Company shall be subject to customary withholding and other customary deductions.

(c) Benefits. Executive shall be entitled to participate in the Company’s standard employee benefits programs for which employees of the Company are generally eligible, including, without limitation, life, disability, group medical and dental insurance benefits (collectively, the “Benefits”). The Company agrees that, solely to the extent permitted by the plans governing any health insurance coverage that is a component of the Benefits, Executive shall be entitled to designate Executive’s spouse or domestic partner and children as dependents for purposes of such health insurance. Executive recognizes that the Company reserves the right to change its standard employee benefit programs from time to time.

(d) Vacation/Holidays. Executive shall be entitled to at least [27 for MDs (as per October 2011 Employment Manual)] days of paid vacation during each calendar year in addition to sick days and recognized holidays, each in accordance with the Company’s applicable policies in effect from time to time.

(e) Expenses. The Company shall reimburse Executive for all customary business expenses (including travel and entertainment) incurred by Executive in the course of performing Executive’s duties under this Agreement, subject to the Company’s policies in effect from time to time regarding expense reimbursement, including with respect to the reporting and documentation of such expenses.

(f) [Relocation Allowance. The Company shall reimburse Executive for direct and indirect costs incurred in securing a residence in the [                    ] metropolitan area (but excluding any broker or real estate agent fees or commissions) and customary van line and other moving-related expenses for the movement of

Executive’s household items and personal belongings to [                    ] in an aggregate amount equal to the lesser of (i) the actual amount of such expenses and (ii) [$        ] (the “Cap”). If any of the amounts reimbursed to Executive pursuant to this Section 3(f) are required to be included in Executive’s income for federal or state income or employment tax purposes, then Executive shall be entitled to receive a payment from the Company (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all income and employment taxes imposed on the benefits provided under this Section 3(f) and such Gross-Up Payment, Executive would be in the same tax position as he would have been without having received the benefits provided for in this Section 3(f); provided, that, for the avoidance of doubt, any Gross-Up Payment shall be applied toward, and be subject to, the Cap. Such reimbursement shall be subject to Executive’s submission to the Company of invoices or other instruments evidencing such expenses.]

4. Termination of the Employment Period.

(a) Termination. The Company may terminate Executive’s employment at any time upon written notice to Executive, subject to the expiration of any applicable cure periods set forth herein in the case of a termination for Cause (as defined in Section 4(d)). Executive may resign at any time upon sixty (60) days prior written notice to the Company (unless such resignation by Executive is with Good Reason (as defined in Section 4(e), in which case, subject to any applicable cure periods set forth in Section 4(e)), provided, however, under such circumstances the Company may waive the notice period and relieve Executive of all duties at any time during the notice period. Upon the date Executive ceases to be employed by the Company for any reason (including, without limitation, due to Executive’s death or disability), the Employment Period shall be deemed to have ended, and (i) Executive shall be entitled to receive Executive’s Base Salary through the date of such termination, subject to withholding and other appropriate deductions, (ii) Executive shall be entitled to receive reimbursement for expenses accrued during the Employment Period in accordance with Section 3(e) and (iii) only as and to the extent expressly provided in Section 4(c) below, if applicable, the Severance Payment (as defined below).

(b) Payments. Except as expressly provided in Section 4(a), upon the date Executive ceases to be employed by the Company, (i) all of Executive’s rights to Base Salary, other compensation (including Year End Bonus), and Benefits (except as mandated by applicable law) hereunder (if any) shall cease and (ii) no other severance, compensation, or retirement benefits shall be payable by the Ladder Companies to Executive other than the Severance Payment (as defined in Section 4(c) below), if applicable. Notwithstanding anything to the contrary contained herein but except as required by applicable law, Executive shall not be entitled to receive any payments, benefits, or other compensation under Section 4(c) unless and until Executive has executed and delivered to the Company a general release acceptable to the Company (the “General Release”) and such General Release has become effective. Any payments paid to Executive pursuant to Section 4(c) shall be paid in accordance with the Company’s general payroll practices in ratable installments made at the end of each of the first four calendar quarters following the date upon which Executive is no longer employed by the Company, subject, in each case, to withholding and other deductions required by law or authorized in writing by Executive.

(c) [Include Paragraph Only if Executive is Subject to a Non-Compete; if not, take out references in document to this section also] Severance. If and only if Executive’s employment with the Company ends as a result of a termination of Executive’s employment by the Company without Cause (as defined in Section 4(d)), or as a result of Executive’s resignation for Good Reason (as defined in forth in Section 4(e)), then the Company shall pay to Executive Executive’s then Base Salary and continue to provide Executive (and Executive’s beneficiaries, as applicable) with all group medical and dental insurance benefits then in effect, in each case, for the [six-month] period beginning on the effective date of the termination of Executive’s employment with the Company (“Severance Period”); provided, that in lieu of continuing such benefits as set forth above, the Company may provide Executive with a payment equal to (x) the after-tax (i.e., “grossed up”) cost of Executive purchasing in the open market the continuation of such benefits for a such extension period or (y) the value of the continuation of such benefits if such benefits cannot readily be purchased by Executive in the open market; provided further, that the Company will be under no obligation to provide or pay the cost (or remaining cost) of such coverage if such provision or payment subjects the Company to any penalty, excise or other tax associated with such payment or coverage. Notwithstanding the foregoing, if at any time during the Severance Period Executive (i) accepts employment with any other person or entity, (ii) breaches any of Executive’s covenants or obligations under the General Release or under Sections 5, 6, or 9 of this Agreement, or (iii) engages in any conduct prohibited by the Professional Network Policy (the prohibitions of which Executive acknowledges survive the termination of the Employment Period for the full Severance Period), then the Severance Period and the Company’s obligation to make the payments and provide the benefits contemplated by this Section 4(c) shall automatically terminate. Executive covenants that Executive shall provide the Company with prompt written notice if Executive accepts employment with any person or entity during the Severance Period. Any and all payments that may be made to Executive pursuant to the terms of this Section 4(c) shall be referred to herein as the “Severance Payment”. For the avoidance of doubt, Executive shall not be entitled to receive any Severance Payment or any other form of severance unless his or her employment is terminated by the Company without Cause.]

(d) Definition of Cause. For purposes of this Agreement, “Cause” shall mean: (A) Executive’s willful and material violation of the Company’s written policies and/or procedures where such policies and/or procedures (1) are reasonable, legal, and ethical and (2) have been made available to Executive in writing; (B) Executive’s engagement in willful misconduct materially injurious to the financial condition of the Company and Executive’s failure to cure such misconduct and injury (if such misconduct and injury are capable of cure) within thirty days following delivery by the Board to Executive of a written notice of such misconduct and injury; (C) Executive’s material breach of any provision of this Agreement and Executive’s failure to cure such breach (if such breach is capable of cure) within thirty days following delivery by the Board to Executive of a written notice which specifically identifies the provision in this Agreement which the Board believes Executive has materially breached and the specific conduct constituting such material breach; (D) Executive’s engagement in theft, embezzlement, fraud, or material misappropriation of any of the Company’s property; or (E) Executive’s conviction by a court of competent jurisdiction of (or Executive’s plea of guilty or nolo contendere to) a felony [involving dishonesty or moral turpitude (excluding any motoring offense for which a non-custodial sentence is received and excluding any conviction for “driving under the influence” or “driving while intoxicated”)].

(e) Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean: (A) without Executive’s express written consent, (1) any change in reporting duties such that Executive no longer reports to [the Board/the Chief Executive Officer/or any other senior executive of the Company] or (2) a change in Executive’s title; (B) without Executive’s prior written consent, the relocation of Executive’s office to a location outside of [New York, New York / other applicable location] other than for travel in the course of Executive’s duties; or (C) without Executive’s prior written consent, any reduction of Executive’s Base Salary below [$        ] per annum or any material reduction in the Benefits taken as a whole or any material breach by the Company of this Agreement, and, in any such case, the Board’s failure to cure such reduction or breach (if such reduction or breach is capable of cure) within thirty days following delivery by Executive to the Board of a written notice which specifically identifies such reduction or breach.

5. Confidential Information. Executive acknowledges that the non-public information and data obtained by Executive while employed by any Ladder Company concerning the business or affairs of the Ladder Companies and their affiliates (“Confidential Information”) are the property of the Ladder Companies. Therefore, except as may be otherwise required by law or legal process, Executive agrees that, during the period between the date hereof and the Commencement Date, during the Employment Period and at all times thereafter, Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board other than in a good faith effort during the Employment Period to promote the interests of the Ladder Companies. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files and related back-ups, printouts, software, and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined in Section 6), or the business of any Ladder Company which Executive may then possess or have under Executive’s control. Notwithstanding anything to the contrary in this Section 5, (i) Confidential Information shall not include: (A) information to the extent that it is or becomes generally available to the public (other than as a result of the acts or omissions of Executive) and (B) information to the extent that it is disclosed to Executive by a party or person that is not under any obligation to keep such information confidential; and (ii) if Executive is required to disclose or discuss Confidential Information by order of a court of competent jurisdiction, Executive may disclose such Confidential Information (provided that in such case, Executive shall promptly inform the Company of such order, cooperate with Company efforts to prevent or restrict disclosure, and shall only disclose Confidential Information to the extent necessary to comply with any such court order).

6. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, enhancements, modifications, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to any Ladder Company’s actual or anticipated business, research, and development or existing or future products or services and which are conceived, developed, or made by Executive while employed by any Ladder Company (collectively, “Work Product”) belong to the applicable Ladder Company. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. Section 101, and ownership of all right, title, and interest herein shall vest in the applicable Ladder Company. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law or all right, title, and interest in and to such Work Product has not automatically vested in the applicable Ladder Company, Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the applicable Ladder Company, without further consideration. Executive shall perform all actions reasonably requested by the Company to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments). Notwithstanding the foregoing, (i) no Ladder Company shall have any right, title, or interest in any work product or copyrightable work developed by Executive outside of work hours and without the use of any of Ladder Company’s resources or facilities that does not relate to the business of any Ladder Company and does not result from any work performed by Executive for any Ladder Company and (ii) Work Product shall not include business methods, contract structures, document forms and similar information developed or made by Executive prior to Executive’s employment by any Ladder Company (collectively, to the extent used during the Employment Period by any Ladder Company, “Prior Works”), even if Executive uses such methods, structures, forms or information in the course of Executive’s employment with any Ladder Company. Executive hereby grants the Ladder Companies a perpetual, irrevocable, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights in any Prior Works for all purposes in connection with the Ladder Companies’ current and future businesses.

7. Cooperation with Investigation. During the Employment Period and thereafter, Executive shall cooperate with the applicable Ladder Company in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive’s being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments if Executive is then employed by the Company) (any such cooperation requested by the Company, collectively, “Investigation Assistance”). Such Investigation Assistance will be (i) without additional compensation (if Executive is then employed by the Company) or (ii) for reasonable compensation along with reimbursement for all out-of-pocket costs and expenses incurred in connection therewith (if Executive is not then employed by the Company).

8. Indemnification. The Company agrees to defend, indemnify and hold Executive and Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses, and out-of-pocket expenses (including actual attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative, or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative, or investigative), against Executive that arises out of or relates to Executive’s lawful service as an officer, director, or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with any Ladder Company or other entity at the request of the Company, and to promptly advance to Executive or Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense and receipt of an undertaking by Executive or on Executive’s behalf to repay such amount if it shall ultimately be determined in a final, non-appealable judgment from a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company. If Executive has any knowledge of any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative, as to which Executive may request indemnity under this provision, Executive shall give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding, and Executive shall use reasonable efforts to cooperate with such defense. To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Company and Executive in connection with the defense of a proceeding, Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by Executive (provided that the Company may reasonably object to the selection of counsel within ten business days after notification thereof), which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with Executive’s separate defense. The Company shall not be liable for any settlement of any proceeding effected without its prior written consent but shall not unreasonably withhold such consent.

9. Outside Business Activities. Executive shall disclose to the Company any outside business activities, including, without limitation: self-employment; commercial or business ventures and employment with other companies; serving as an officer, director or trustee (or similar capacity) of another entity; or serving as an officer, director or trustee (or in a similar capacity) of a not-for-profit or government organization (collectively, “Outside Business Activities”) as these could lead to potential conflicts of interest, raise insider trading concerns, or otherwise interfere with Executive’s duties to the Company and its clients. The Company reserves the right to require that Executive terminate any such Outside Business Activity as a condition to continued employment. Notwithstanding the foregoing, the ownership by Executive of less than 5% of any class of publicly traded equity securities of any corporation, will not be deemed to be a breach of this Section 9.

10. Non-Solicitation.1

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive’s employment with the Company Executive has and will continue to become familiar with the Ladder Companies’ trade secrets and with other Confidential Information concerning the Ladder Companies and that Executive’s services shall be of special, unique, and extraordinary value to the Ladder Companies. Therefore, Executive agrees that during the Restrictive Period (as defined below), Executive shall not for any reason whatsoever, directly or indirectly, for Executive or on behalf of or in conjunction with any other person, persons, company, partnership,

[1]

Note: For those Executives whose competitive activities the Company would like to restrict, incorporate the Non-Competition section provided in Exhibit A, and update section number references accordingly.

corporation, business, or other entity of whatever nature, solicit, hire, retain as an employee or independent contractor, or interfere with any Ladder Company’s relationship with any employee, investor, or customer of any Ladder Company (or any person who was an employee, investor, or customer of any Ladder Company within the past twelve months). For purposes of this Agreement, “Restrictive Period” shall mean the period beginning on the date hereof and ending on the date Executive’s employment with the Company ends plus the [six-month] period immediately following the date of separation of Executive’s employment with the Company for any reason.

(b) If, at the time of enforcement of this Section 10, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law

(c) Each of Executive and the Company acknowledges and agrees that the Company will suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Section 5 or this Section 10. Executive further acknowledges that the restrictive covenants set forth in this Section are of a special, unique, and extraordinary character, the loss of which cannot be adequately compensated by monetary damages. Executive agrees that the terms and provisions of this Section 10 are fair and reasonable and are reasonably required for the protection of the Company in whose favor such restrictions operate. Executive acknowledges that, but for Executive’s agreements to be bound by the restrictive covenants set forth in Section 5 and this Section 10, the Company would not have entered into this Agreement. In the event of an alleged or threatened breach by Executive of any of the provisions of Section 5 or this Section 10, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its or their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions hereof (including, without limitation, the extension of the Restrictive Period by a period equal to the duration of the violation of this Section 10).

(d) The refusal or failure of the Company to enforce any of the restrictive covenants set forth in Section 5 or this Section 10 against Executive, for any reason, shall not constitute an act of precedent or a defense to the enforcement by the Company of the restrictive covenants set forth herein, nor shall it give rise to any claim or cause of action by Executive against the Company. If any action should have to be brought by the Company against Executive to enforce the restrictive covenants set forth in Section 5 or this Section 10, the Company is entitled to seek preliminary and permanent injunctive relief restraining Executive from violating any of such restrictive covenants and shall be entitled to seek all other legal and equitable remedies provided under New York law. Executive expressly acknowledges that the restrictive covenants set forth in Section 5 or this Section 10 apply to any successor or assign of the Company as a direct third-party beneficiary and that such restrictive covenants are expressly intended for the benefit of such successor or assign.

11. Miscellaneous.

(a) Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, two business days after being mailed by certified or registered mail, return receipt requested and postage prepaid, or one business day after being sent via a nationally recognized overnight courier. Such notices, demands, and other communications will be sent to the addresses indicated below:

To the Company:

Ladder Capital Finance LLC

345 Park Avenue, 8th Floor

New York, NY 10154

Attention:        Brian Harris and Pamela McCormack

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP

Citigroup Center

601 Lexington Avenue

New York, NY 10022

Attention:        Brian Raftery, Esq.

To Executive:

or such other addresses or to the attention of such other persons as the recipient party shall have specified by prior written notice to the sending party.

(b) Remedies. In addition and supplementary to other rights and remedies existing in the Company’s or Executive’s favor, the Company or Executive may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

(c) Choice of Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of New York.

(d) Representation by Executive. Executive represents and warrants to the Company that Executive is not a party to any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which Executive is entitled to perform or conduct for the Company (or any other Ladder Company) under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of any Ladder Company or the services to be rendered by Executive under this Agreement.

(e) Complete Agreement. This Agreement shall embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(f) Successor and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive individually and the Company and its respective successors and assigns. The duties and obligations of the Executive under this Agreement, being personal, may not be delegated.

(g) Amendment. Other than otherwise expressly provided herein, this Agreement may be amended, and any provision hereof may be waived, at any time by written agreement between the Company (with the approval of the Board) and Executive.

(h) Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one agreement. Any party may execute this Agreement by facsimile or scanned page signature and the other parties shall be entitled to rely upon such facsimile or scanned page signature as conclusive evidence that this Agreement has been duly executed by such party.

(i) No Waiver. No failure or delay on the part of the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

(j) Severability. If any provision or clause of this Agreement, or portion thereof shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.

(k) No Strict Construction; Descriptive Headings. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l) Withholding. The Company shall be entitled to deduct and withhold from any amounts owing from the Company or any of its subsidiaries to Executive under this Agreement, any United States federal, state, or local or non-United States withholding taxes, excise taxes, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or any of its subsidiaries under this Agreement.

(m) Section 409A. To the extent required by Section 409A of the U.S. Internal Revenue Code of 1986, as amended, any payment required to be made to Executive under Section 4 shall be deferred until the first day of the first month commencing after the six month anniversary of the date that Executive ceases to be employed by the Company. The Company shall make a lump sum payment to Executive on or about such date in an amount equal to the aggregate payments that would have otherwise been paid to Executive during such deferral period.

12. Effect of Termination of the Employment Period. Other than Sections 4 through 10, which shall survive indefinitely, upon termination of the Employment Period, this Agreement shall no longer have any force or effect.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

LADDER CAPITAL FINANCE LLC

By:
Name:
Title:

[EXECUTIVE’S NAME]

Exhibit A

For those Executives whose competitive activities the Company would like to restrict, incorporate the following non-compete, and update section number references accordingly:

Non-Competition.

(a) Executive acknowledges and agrees that Executive’s services to the Company and the other Ladder Companies are and will be unique in nature, that during his or her term of employment that Executive will be provided access to Confidential Information about the Company’s commercial real estate finance-related products and services (the “Business”), and that the Company and the other Ladder Companies would be irreparably harmed if Executive were to provide such products or services to any person or entity competing with the Ladder Companies within the restricted time periods set forth herein, or were otherwise to solicit business relations, with whom Executive maintained material contacts related to the Business while employed by the Company. Therefore, Executive agrees, for no additional consideration, that during the Non-Competition Period (as defined below), he or she shall not, directly or indirectly, either for himself or herself or for any other person or entity: (i) permit his or her name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages in the Business anywhere within the United States and (ii) without any geographical restrictions, solicit or permit his or her name to be used by any business or enterprise that engages in the Business to solicit business from any customer, client or investor (or prospective customer, client or investor) with whom Employee had material contacts in connection with the Business during the twelve (12) months immediately preceding the end of the Employment Period. For purposes of this Agreement, “Non-Competition Period” shall mean the Employment Period plus

(A) zero days if Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason; or

(B) the 6-month period immediately following the date of separation of Executive’s employment with Company if such separation is for any reason other than under a scenario described in the foregoing clause (A);

provided, however, that if Executive’s employment separates under any of the scenarios described in clause (A) above, the Company may elect in its sole discretion to continue to pay Executive Executive’s then Base Salary and continue to provide Executive (and Executive’s beneficiaries, as applicable) with all group medical and dental insurance benefits then in effect, in each case for up to [six months] (“Elective Severance Payment”) and, in such case, extend the Non-Competition Period for such period of time as the Elective Severance Payment is to be made following the separation of Executive’s employment; provided that in lieu of continuing such benefits as set forth above, the Company may provide Executive with a payment equal to (A) the after-tax (i.e., “grossed up”) cost of Executive purchasing in the open market the continuation of such benefits for a such extension period or (B) the value of the continuation of such benefits if such benefits cannot readily be purchased by Executive in the open market. Within ten business days of the separation of Executive’s employment under any of the scenarios described in clause (A) immediately above, the Company shall deliver to Executive a written notice advising Executive as to whether the Company elects to pay Executive any Elective Severance Payment and the period of time over which such Elective Severance Payment is to be made. The failure of the Company to deliver such written notice to Executive within ten business days of the separation of Executive’s employment shall be deemed a waiver of the Company’s right to make any Elective Severance Payment.

(b) For purposes of this Section [    ], the term “participate in” shall include, without limitation, having any direct or indirect interest in any business entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise) or planning for any prospective business entity. Nothing herein will prohibit Executive from mere passive ownership of not more than 2% of the outstanding stock of any wholesale construction or industrial supply company whose stock is traded on a national securities exchange or in the over-the-counter market. As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such person or entity as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall preclude, without limitation, any involvement in the day-to-day operations of such entity.